Exhibit 2.1
FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER
     This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is made and entered into effective as of April 2, 2007 by and among Quovadx, Inc., a Delaware corporation (the “Company”), Quartzite Holdings, Inc., a Delaware corporation (the “Acquiror”), and Quartzite Acquisition Sub, Inc., a Delaware corporation (the “Acquiror Sub”) (the Company, Acquiror and Acquiror Sub are individually hereinafter referred to as “Party” and collectively as the “Parties”).
RECITALS
     WHEREAS, the Parties entered into that certain Agreement and Plan of Merger by and among the Parties dated as of April 1, 2007 (the “Merger Agreement”); and
     WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement as set forth herein.
AGREEMENT
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed to by the Parties as follows:
     1. Section 2.02(d) of the Merger Agreement is hereby amended in its entirety to read as follows:
          (d) If the Final Working Capital is in the range of Forty-One Million Four Hundred Seventy-Two Thousand and No/100 Dollars ($41,472,000) (the “Low Threshold”) and Forty-Three Million Four Hundred Seventy-Two Thousand and No/100 Dollars ($43,472,000) (the “High Threshold”), then there shall be no adjustment to the Total Merger Consideration. In the event that the Final Working Capital exceeds the High Threshold, the Total Merger Consideration shall be increased, at the Closing, by the amount of such excess, and in the event that the Final Working Capital is less than the Low Threshold, the Total Merger Consideration shall be decreased, at the Closing, by the amount of such shortfall (in either case, the “Closing Merger Consideration”).
     2. Section 7.2(a)(B) of the Merger Agreement is hereby amended in its entirety to read as follows:
     (B) use its commercially reasonable efforts to (xx) maintain working capital of the Company (excluding CareScience) at levels consistent with past practice; (yy) maintain a Cash balance at the Effective Time in excess of $48,000,000; and (zz) transfer all of the Company’s and its Subsidiaries’ cash, cash equivalents and short-term investments to (and hold and maintain such cash, cash equivalents and short-term investments in) the United States, except as may be reasonably necessary to satisfy legal requirements or short term working capital requirements outside of the United States, up to a maximum of $3,000,000 that may be held outside of the United States) .
     3. The definition of “Cash” in Section 11.1 of the Merger Agreement is hereby amended in its entirety to read as follows:
          “Cash” means cash, cash equivalents and short-term investments held in the United States and up to (and not more than) $3,000,000 in cash, cash equivalents and short-term investment held outside the United States.
     4. The Parties further agree that Article XII of the Merger Agreement is incorporated herein by this reference and made a part hereof. The Parties further agree that except as otherwise expressly provided herein, the provisions of the Merger Agreement continue in full force and effect. Any terms not expressly defined herein, shall have the meaning as set forth in the Merger Agreement.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to be executed by their respective authorized officers as of the date first written above.

COMPANY: QUOVADX, INC., a Delaware corporation
By:	/s/ Harvey A. Wagner
	Name:	Harvey A. Wagner
	Title:	President and Chief Executive Officer

ACQUIROR: QUARTZITE HOLDINGS, INC., a Delaware corporation
By:	/s/ R. David Tabors
	Name:	R. David Tabors
	Title:	President

ACQUIROR SUB: QUARTZITE ACQUISITION SUB, INC., a Delaware corporation
By:	/s/ R. David Tabors
	Name:	R. David Tabors
	Title:	President

[Signature Page to First Amendment to Merger Agreement]